Exhibit 21.1

SUBSIDIARIES

The subsidiaries of the Company as of October 31, 2008 are as follows:

Name of Subsidiary	Jurisdiction of Incorporation

Advanced Input Devices, Inc.	Delaware
Memtron Technologies Co.	Delaware
LRE Medical GmbH	Germany
Esterline Input Devices (Shanghai) Ltd.	China

Armtec Defense Products Co.	Delaware
Armtec Countermeasures Co.	Delaware
Armtec Countermeasures TNO Co.	Delaware
Wallop Defence Systems	England

Auxitrol Technologies S.A.	France
Auxitrol S.A.	France
Esterline Sensors Services Americas, Inc.	Delaware

CMC Electronics Incorporated	Canada
CMC Electronics Aurora Incorporated	Delaware

Darchem Engineering Ltd.	Scotland

Hytek Finishes Co.	Delaware

Kirkhill – TA Co.	California

Korry Electronics Co.	Delaware
AVISTA Incorporated	Wisconsin
Palomar Products, Inc.	Delaware

Leach International Corporation	Delaware

Leach International Europe S.A.	France

Mason Electric Co.	Delaware
BVR Technologies Co.	Delaware

Muirhead Aerospace Limited	England
Traxsys Input Products Ltd.	England

Pressure Systems, Inc.	Virginia

Weston Aerospace Ltd.	England
Norwich Aero Products Ltd.	New York

The above list excludes certain subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of October 31, 2008.